Exhibit 10.01

EXECUTION DRAFT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), entered into on this January 12, 2015, with effect as of January 1, 2015 (the “Effective Date”), is by and between IDT Telecom, Inc., a Delaware corporation (the “Company”) and Abilio Pereira, an individual (the “Employee”), and amends and restates in its entirety the Employment Agreement between the Company and Employee, dated as of November 22, 2011 (the “Original Agreement”).

WHEREAS, the Employee has been employed as Chief Executive Officer of the Company pursuant to the terms of the Original Agreement;

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the continued employment of the Employee in accordance with the terms and conditions provided herein;

WHEREAS, the Employee wishes to continue to perform services for the Company in accordance with the terms and conditions provided herein; and

WHEREAS, the parties desire to amend and restate the Original Agreement, with effect as of the Effective Date as follows:

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by and perform services for the Company or its subsidiaries and affiliates, on the terms and conditions set forth herein. For purposes of entitlement to benefits and other matters where length of service is calculated, all periods of service with IDT Corporation (“IDT”) and its subsidiaries shall be credited to the Employee.

2. Term.  The term (the “Term”) of this Agreement shall commence as of the Effective Date and terminate on December 31, 2017, or upon the Employee’s earlier death, or other termination of employment pursuant to Section 9 hereof.  The Term shall automatically be renewed or extended for additional one year periods beyond its otherwise scheduled expiration unless, not later than ninety (90) days prior to any such expiration, either party hereto shall have notified the other party in writing that such renewal extension shall not take effect.

3. Position. During the Term, the Employee shall serve as the Chief Executive Officer of the Company and in such other capacities as shall be designated by the Board of Directors of the Company (the “Board”) and agreed to by the Employee from time to time.

4. Duties and Reporting Relationship.  During the Term, the Employee shall, on a full-time basis, use his skills and render services to the best of his abilities on behalf of the Company. The Employee shall report directly to the Board.  The Employee shall comply with all of the policies and procedures applicable to officers and employees of the Company.

5. Place of Performance.  The Employee shall perform his duties and conduct his business on a full-time basis at the Company’s Headquarters, except for required travel on Company business.

6. Compensation and Related Matters.

(a) Annual Base Salary.  The Company shall pay to the Employee an annual base salary (the “Base Salary”) at a rate of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), payable in accordance with the Company’s standard payroll practices, less applicable taxes and customary withholdings.

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(b) Executive Management Bonus Program.  In the event the Company (or IDT) establishes a bonus program for its senior executive management, the Employee shall also be entitled to participate in such program at a level as shall be approved by the Board and the Compensation Committee of the Board of Directors of IDT.

(c) Equity Grant. No later than January 13, 2015, the Company shall cause to be granted to the Employee 25,000 restricted shares of Class B Stock. Such restricted shares are to be granted pursuant to the Company’s 2014 Stock Option and Incentive Plan (the “Plan”), be issued pursuant to a restricted stock grant agreement substantially in the forms annexed to the Plan, and vest in equal annual installments on the first through the third anniversaries of the grant date (the “Equity Grant”).

(d) Employee Benefits.  During the Term, the Employee will be eligible to participate in all medical, dental, life and disability programs available to employees of the Company (collectively the “Programs”) subject to the terms and conditions of the Programs.  In addition, during the Term, the Employee will be eligible to participate in the 401(k) savings plan available to employees of the Company (the “401(k) plan”) subject to the terms and conditions of the 401(k) plan.

(e) Business Expenses. The Company shall reimburse the Employee for all ordinary and necessary business expenses incurred by him in connection with his employment (including without limitation, expenses for travel (via coach class) and entertainment incurred in conducting or promoting business for the Company) upon submission by the Employee of receipts and other documentation in accordance with the Company’s normal business expense reimbursement procedures.  The Employee must use the Company’s travel department to arrange for all business related travel.

(f) Paid Vacation. The Company will provide the Employee with five (5) weeks of paid vacation during each calendar year during the Term, with all terms and conditions related thereto to be as set forth in the Company’s Policy Handbook for Employees (the “Handbook”).  The Employee shall also be entitled to Company Closed Days, and Sick Days as outlined in the Handbook.

7. Non-Disclosure and Non-Competition Agreement. The Employee acknowledges and agrees that the Non-Disclosure and Non-Competition Agreement he previously signed with IDT is in full force and effect and applies with respect to his service with the Company.  Notwithstanding anything to the contrary contained herein, the remedies provided for in the Non-Disclosure and Non-Competition Agreement are separate and distinct from those provided for in this Agreement and in no event shall such remedies be superseded by any provision contained herein.

8. Representations. The Employee represents and warrants to the Company that the execution and delivery of this Agreement, do not, and the performance by the Employee of his obligations hereunder shall not, conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement, contract, or other obligation to which the Employee is a party or by which the Employee was, is, or may be bound.

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9. Termination.  The Employee’s employment hereunder may be terminated without breach of this Agreement as follows:

(a) Death; Disability.  The Employee’s employment hereunder shall terminate upon his death or “Disability” (as hereinafter defined).  Upon any such termination, the Employee (or, in the event of his death, his estate) (i) shall receive any accrued or vested compensation, including salary and bonus, through the “Date of Termination” (as hereinafter defined), (ii) shall be reimbursed for unpaid and approved business expenses (in accordance with the Company’s normal business expense reimbursement procedures) through such Date of Termination, and (iii) be entitled to retain all vested portions of equity awards as provided for in the relevant plans and agreements pursuant to which such awards were granted.  The Employee (and in the event of his death, his estate) shall be entitled only to payments that are payable to the Employee pursuant to any Company life insurance program / policy then in effect and as otherwise expressly provided in this Section 9(a).  For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform his duties on account of a physical or mental illness for a period of sixty (60) consecutive days or ninety (90) days in any six (6) month period.  Notwithstanding anything contained herein to the contrary, during any period of Disability, the Company shall not be obligated to pay any compensation or other amounts to the Employee except as expressly provided by the Programs then in effect.   Upon termination of this Agreement by reason of the Employee’s death or Disability, the Company shall pay to the Employee (or his estate, as the case may be) a payment equal to ONE MILLION, TWO HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($1,225,000.00) (less any required deductions or withholding) (the “Death/Disability Benefit”). Subject to Section 19 hereof, the Death/Disability Benefit will be paid one-half (1/2) within sixty (60) days of a relevant termination of this Agreement, and one-half (1/2) in equal payments over the six (6) month period following the date such initial payment is made.

(b) Cause; Resignation Without Good Reason.  The Company may terminate the Employee’s employment hereunder for “Cause” (as hereinafter defined) or the Employee may resign from his position with the Company without “Good Reason” (as hereinafter defined).  For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder (i) upon the Employee’s indictment or conviction for the commission of an act or acts constituting a felony under the laws of the United States or any State thereof, (ii) upon the Employee’s commission of fraud, embezzlement or gross negligence, (iii) upon the Employee’s willful or continued failure to perform an act permitted by the Company’s rules, policies or procedures, including without limitation, the Company’s (or IDT’s to the extent applicable to Company employees) Code of Business Conduct and Ethics (the “Code of Conduct”) that is within his material duties hereunder (other than by reason of physical or mental illness or disability) or directives of the Board after written notice has been delivered to the Employee by the Company, which notice specifically identifies the manner in which the Employee has not substantially performed his duties, and the Employee's failure to substantially perform his duties is not cured within fifteen (15) business days after notice of such failure has been given to the Employee; (iv) upon any misrepresentation by the Employee of a material fact to or concealment by the Employee of a material fact from the Board, the Board of Directors of IDT, the CEO of IDT, and/or the general counsel of the Company or IDT; or (v) upon any material violation of the Company’s rules, policies or procedures, including without limitation, the Code of Conduct.  For purposes of this Section 9(b), no act or failure to act on the Employee's part shall be deemed “willful” unless done or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee's act, or failure to act, was in the best interest of the Company.

If the Company terminates the Employee’s employment for Cause, or if the Employee shall resign from the Company without Good Reason, then (i) the Employee shall not be entitled to any severance payments, (ii) any unvested stock options, or other unvested equity incentive awards (including the Equity Grant) shall terminate, and (iii) the Employee shall relinquish any and all rights to any amounts payable and to any benefits otherwise provided for herein, provided that the Employee shall (A) be entitled to receive accrued or vested compensation, including salary and bonus, through the Date of Termination, and (B) have the right to be reimbursed for unpaid and approved business expenses (in accordance with the Company’s normal business expense reimbursement procedures) through such Date of Termination.

If the Employee resigns from the Company without Good Reason, or if the Employee does not intend to seek renewal of the Term, the Employee shall provide written notice to the Company at least ninety (90) days prior to the actual Date of Termination of the Employee’s employment, which ninety (90) day notice period may be waived by the Company in its sole discretion.

(c) Termination Without Cause; Resignation for Good Reason. The Employee’s employment hereunder may also be terminated by the Company at any time for any reason without Cause or by the Employee for “Good Reason”.

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For purposes of this Agreement, the Employee shall have “Good Reason” to terminate his employment hereunder upon (i) the Company’s failure to perform its material duties hereunder, which failure has not been cured by the Company within fifteen (15) days of its receipt of written notice thereof from the Employee; (ii) a material reduction by the Company (without the consent of the Employee, which consent may be revoked at any time) in the Employee’s Base Salary, or substantial reduction in the other benefits provided to the Employee; (iii) the assignment to the Employee of duties inconsistent with the Employee’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Employee’s responsibilities; (iv) a substantial diminution of the Employee’s responsibilities as the Chief Executive Officer of the Company; (v) the relocation of the Employee’s principle place of employment to a location more than thirty-five (35) miles from any of its current New Jersey location or outside of the New York City metropolitan area; (vi) removal of the Employee from the office of Chief Executive Officer of the Company (without the consent of the Employee); (vii) the assignment of duties substantially inconsistent with the Company’s rules, policies or procedures, including without limitation, the Code of Conduct; (viii) any purported termination of the Employee’s employment not in accordance with the terms hereof; or (ix) any “Change in Control” of the Company.  For purposes of this Agreement, a “Change in Control” shall mean and shall be deemed to have occurred if (A) the Company or all or substantially all of its assets shall be sold to a party that is not an affiliate of IDT, (B) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended), other than Howard Jonas, members of his immediate family, his affiliates, trusts or private foundations established by or on his behalf, and the heirs, executors or administrators of Howard Jonas, shall acquire in one or a series of transactions, whether through sale of stock or merger, securities representing more than 50% of the voting power of all outstanding voting securities of IDT, or (C) the stockholders of IDT or the Company shall approve a complete liquidation or dissolution of IDT or the Company (other than for purposes of reforming the entity in another entity or jurisdiction). The Employee's right to terminate the Employee’s employment for Good Reason shall not be affected by the Employee's incapacity due to physical or mental illness.  The Employee's continued employment during the periods referred to in the next succeeding paragraph shall not constitute consent to, or a waiver of rights, with respect to any act or failure to act constituting Good Reason hereunder.  Notwithstanding the foregoing, a termination shall not be treated as a resignation for Good Reason if the Employee shall have consented in writing to the occurrence of the event giving rise to the claim of resignation for Good Reason.

If the Employee gives notice of his intent to terminate his employment with Good Reason, the Employee shall first provide written notice to the Company, which notice specifically identifies the event or circumstances giving rise to the Good Reason for which the Employee intends to terminate his employment, within ninety (90) days (fifteen (15) days in the event of Change in Control) of when such event or circumstance giving rise to the Good Reason becomes effective or transpires.  The notice of Good Reason must give the Company the opportunity to cure and if the Company fails to cure within thirty (30) business days of its receipt of the notice, the Employee’s resignation for Good Reason shall be deemed effective on the thirty-first (31st) business day following such notice from the Employee.

If the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason, (1) the Company shall provide the Employee with at least ninety (90) days’ written notice (which time period may be shortened by mutual agreement of the parties) of its intent to terminate this Agreement without Cause; (2) the Company shall pay to the Employee all accrued or vested compensation, including salary and bonus through the Date of Termination, (3) the Company shall reimburse the Employee for unpaid and approved business expenses through such Date of Termination (in accordance with the Company’s normal business expense reimbursement procedures), and (4) all awards theretofore granted to the Employee under the Company’s incentive plans (including the Equity Grant) shall immediately vest (and the restrictions thereon lapse) on the day immediately prior to the Date of Termination, and (5) the Company shall pay to the Employee a severance payment equal to the greater of (i) his Base Salary (at the rate in effect on the Termination Date) for the remainder of the Term, and (ii) ONE MILLION, TWO HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($1,225,000.00) (less any required deductions or withholding) (the “Severance Amount” and the payment thereof, the “Severance Payment”).  As a condition to receiving the Severance Payment, the Employee will be required to execute and deliver the Company’s standard release agreement (the “Release Agreement”) within forty-five (45) days following the Date of Termination. Subject to Section 19 hereof, the Severance Payment will be paid one-half (1/2) within ten (10) days of the effective date of the Release Agreement (provided that the Release Agreement shall not have been revoked by the Employee prior thereto), and one-half (1/2) in equal payments over the six (6) month period following the effective date of the Release Agreement on the Company’s regularly scheduled payroll payment dates.

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(d) Severance upon expiration of the Term.  Upon expiration of the Term, and in the event that the Company does not offer to extend the Term, the Employee shall also be entitled to receive (1) all accrued or vested compensation, including salary and bonus through the Date of Termination, (2) unpaid and approved business expenses through such Date of Termination (in accordance with the Company’s normal business expense reimbursement procedures), and (3) a severance payment equal to the Severance Amount, subject to his execution and delivery of a Release Agreement within forty-five (45) days following the Date of Termination.  Subject to Section 19 hereof, the severance payment will be paid one-half (1/2) within ten (10) days of the effective date of the Release Agreement (provided that the Release Agreement shall not have been revoked by the Employee prior thereto), and one-half (1/2) in equal payments over the six (6) month period following the effective date of the Release Agreement on the Company’s regularly scheduled payroll payment dates. In addition, all awards theretofore granted to the Employee under the Company’s incentive plans (including the Equity Grant) shall immediately vest (and the restrictions thereon lapse) on the day immediately prior to the Date of Termination.

(e) Notice of Termination. Any termination of the Employee’s employment by the Company (other than termination upon the death of the Employee) or by the Employee shall be communicated by written Notice of Termination by such party to the other in accordance with Section 10 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated (as applicable).

(f) Date of Termination. “Date Of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death, (ii) the date of expiration of the Term if either party elects not to renew the Term for an additional year or (iii) if the Employee’s employment is terminated pursuant to any of the other terms set forth above, the date specified in the Notice of Termination.

10. Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or by an overnight courier (signature required), sent by facsimile (with evidence of successful transmission) or by electronic mail (return receipt requested) in each case addressed as follows:

If to the Company:

IDT Telecom, Inc.

520 Broad Street

Newark, New Jersey 07102

Attn:   Chairman of the Board

with a copy to:

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Attn:    General Counsel

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If to the Employee:

Abilio Pereira

35 Mine Brook Road

Far Hills, NJ  07931

or to such other address, facsimile number or email address as either party may have furnished to the other in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.   This Agreement shall be binding upon and inure to the benefit of the Company, and its successors and assigns, and upon the Employee.  The obligations of the Employee shall not be assignable or otherwise transferable.

12. Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Entire Agreement.  Other than the Company’s Non-Disclosure and Non-Competition Agreement referenced above, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

15. Arbitration.  Except as set forth in Section 7 and Section 17, the Employee and the Company agree that any claim, controversy or dispute between the Employee and the Company (including, without limitation, its affiliates, officers, representative or agents) arising out of or relating to this Agreement, the employment of the Employee, the cessation of employment of the Employee, or any matter relating to the foregoing shall be submitted to and settled by commercial arbitration in a forum of the American Arbitration Association ("AAA") located in the State of New Jersey and conducted in accordance with the National Rules for the Resolution of Employment Disputes.  In such arbitration: (i) the arbitrator shall agree to treat all evidence and other information presented by the parties to the same extent as Confidential Information under the Non-Disclosure and Non-Competition Agreement must be held confidential by the Employee, (ii) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement, and (iii) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision.  Any arbitration award shall be final and binding upon the parties, and any court, state or federal, having jurisdiction may enter a judgment on the award.  Each party shall bear its/his own costs of participating in any arbitration proceedings or other dispute proceedings.  The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by the Employee, including, without limitation any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967 (which prohibits age discrimination in employment), Title VII of the Civil Rights Act of 1964 (which prohibits discrimination in employment based on race, color, national origin, religion, sex, or pregnancy), the Americans with Disabilities Act of 1991 (which prohibits discrimination in employment against qualified persons with a disability), the Equal Pay Act (which prohibits paying men and women unequal pay for equal work), ERISA, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act (or other federal or state whistleblower laws), or any other federal, state, or local laws or regulations pertaining to the Employee’s employment or the termination of the Employee's employment.

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16. Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles.

17. Remedies of the Company.  Notwithstanding the arbitration provisions of Section 15, upon any termination for Cause that may cause irreparable harm to the Company or upon the violation of the Company’s Non-Disclosure and Non-Competition Agreement, the Company shall be entitled, if it so elects, to institute and prosecute proceedings to obtain injunctive relief and damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, with respect to such termination.

18. Representations.  The Employee has been advised to obtain independent counsel to evaluate the terms, conditions, and covenants set forth herein and he has been afforded ample opportunity to obtain such independent advice and evaluation.  The Employee warrants to the Company that he has relied upon such independent counsel and not upon any representation (legal or otherwise), statement, or advice said or offered by the Company or the Company’s counsel in connection herewith.

19. Section 409A.   All provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Internal Revenue Code (“Section 409A”).  By way of example, and not limitation, it is the intent of the parties that each installment of the Severance Payment or the Death/Disability Benefit shall be designated as a separate payment for all purposes under Section 409A and the first installment of the Severance Payment or Death/Disability Benefit shall be exempt from the application of Section 409A pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Notwithstanding the above, if the Company determines that the Severance Payment constitutes “nonqualified deferred compensation” within the meaning of Section 409A, payment of such Severance Payment shall not commence until the Employee incurs a “separation from service” within the meaning of Treasury Regulation §1.409A−1(h) (“Separation from Service”). Moreover, if, at the time of Employee's Separation from Service, the Employee is a “specified employee” (under Section 409A), the payment of any amount under this Agreement on account of Separation from Service that is deferred compensation subject to the provisions of Section 409A and not otherwise excluded from Section 409A, including, but not limited to, subsequent installments of such Severance Payment or Death/Disability Benefit shall not be paid until after the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company, or (ii) the date of the Employee's death (the “409A Suspension Period”).

20. Original Agreement. From and after the Effective Date, the Original Agreement shall be of no further force and effect, and shall be replaced in its entirety by the terms hereof for all purposes.

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IN WITNESS WHEREOF, the employee has executed this Amended and Restated Employment Agreement, and the Company has caused this Amended and Restated Employment Agreement to be executed by its duly authorized representative, as of the date and year first written above.

IDT Telecom, Inc.

By:	/s/ Shmuel Jonas
Shmuel Jonas
Authorized Signatory

EMPLOYEE:

/s/ Abilio Pereira
Abilio Pereira

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